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                                                                      EXHIBIT 2

                        THE COMMONWEALTH OF MASSACHUSETTS
                 OFFICE OF THE MASSACHUSETTS SECRETARY OF STATE         FEDERAL
                        MICHAEL JOSEPH CONNOLLY, Secretary       IDENTIFICATION
                    ONE ASHBURTON PLACE, BOSTON, MASS. 02108     NO. 06-1047163
                                                                     ----------


                  CERTIFICATE OF VOTE OF DIRECTORS ESTABLISHING
                          A SERIES OF A CLASS OF STOCK

                     General Laws, Chapter 156B, Section 26



                             ----------------------


     We,  David J. McLachlan,                              , Vice President and
            Peter Wirth                                              , Clerk of


                               Genzyme Corporation
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                              (Name of Corporation)

located at One Kendall Square, Cambridge, MA  02139
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do hereby certify that a meeting of the directors of the corporation held on
June 12, 1997, the following vote establishing and designating a series of a class of stock and determining the relative rights and preferences thereof was duly adopted:

     VOTED, that pursuant to paragraph IV.B. of this Corporation's Articles of Organization, the Board of Directors hereby establishes a series of Common Stock of the Corporation with the following designation, preferences, voting powers, qualifications and special or relative rights or privileges:

     1. AUTHORIZED AMOUNTS AND DESIGNATIONS. Forty million (40,000,000) shares of Common Stock are designated as a series of Common Stock with the following designation: Genzyme Molecular Oncology Division Common Stock (the "GMO Stock"). To the extent legally permitted, such numbers of shares may be increased or decreased by vote of the Board of Directors, provided that no decrease shall reduce the number of shares of GMO Stock to a number less than the number of shares of such series then outstanding plus the number of shares of such series reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into such series of Common Stock.

     2. DIVIDENDS AND DISTRIBUTIONS. Subject to the express terms of any outstanding series of Preferred Stock, dividends may be declared and paid upon the GMO Stock, in such amounts and at such times as the Board of Directors may determine, only out of the lesser of (a) funds of the Corporation legally available therefor and (b) the Available GMO Dividend Amount.

     3. VOTING RIGHTS. The holders of GMO Stock, voting together with the holders of shares of all other series of Common Stock as a single class of stock, shall have the exclusive right to vote for the election of directors and on all other matters requiring action by the stockholders or submitted to the stockholders for action, except as may be determined by the Board of Directors in establishing any series of Common or Preferred Stock or as may otherwise be required by law. Each share of GMO Stock shall entitle the holder thereof to .25 votes through December 31, 1998. On January 1, 1999 and on each January 1 every two years


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thereafter, the number of votes to which the holder of each share of GMO Stock shall be entitled shall be adjusted and fixed for two-year periods to equal the quotient (expressed as a decimal and rounded to the nearest two decimal places) obtained by dividing (i) the Fair Market Value of one share of GMO Stock by (ii) Fair Market Value of one share of GGD Stock as of such date. If no shares of GGD Stock are outstanding on such date, then all other series of voting Common Stock outstanding on such date shall have a number of votes such that each share of the series of outstanding Common Stock that has the highest Fair Market Value per share on such date (the "Base Series") shall have one vote and each share of each other series of outstanding Common Stock shall have the number of votes determined according to the immediately preceding sentence, treating, for such purpose, the Base Series as the GGD Stock in such sentence. If shares of GMO Stock are entitled to vote separately as a class, each share of GMO Stock shall have one vote.

     4. LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the rights of the holders of GMO Stock shall be as follows:

          a. After the Corporation has satisfied or made provision for its debts and obligations and for the payment to the holders of shares of any class or series of capital stock having preferential rights to receive distributions of the net assets of the Corporation (including any accumulated and unpaid dividends), the holders of GMO Stock shall be entitled to receive the net assets of the Corporation remaining for distribution, on a per share basis in proportion to the respective liquidation units per share of all series of Common Stock. Each share of GMO Stock shall, subject to paragraph IV.E.4. of the Corporation's Articles of Organization, have 25 liquidation units.

          b. For the purposes of paragraph 4.a. any merger or business combination involving the Corporation or any sale of all or substantially all of the assets of the Corporation shall not be treated as a liquidation.

     5. SPECIAL VOTING RIGHTS. The Corporation shall not, without approval by the holders of the GMO Stock at a meeting at which a quorum is present and the votes cast in favor of the proposal exceed those cast against:

               (1) allow any proceeds from the Disposition of the properties or assets allocated to the Molecular Oncology Division to be used in the business of any other Division without fair compensation being allocated to the Molecular Oncology Division as determined by the Board of Directors;

               (2) allow any properties or assets allocated to the Molecular Oncology Division to be used in the business of any other Division or for the declaration or payment of any dividend or distribution on any series of Common Stock other than the GMO Stock without fair compensation being allocated to the Molecular Oncology Division as determined by the Board of Directors;

               (3) issue, sell or otherwise distribute shares of GMO Stock without allocating the proceeds or other benefits of such issuance, sale or distribution to the Molecular Oncology Division; provided, however, that the Corporation may without such approval issue GMO Designated Shares;

               (4) change the rights or preferences of the GMO Stock so as to affect the GMO Stock adversely; or

               (5) effect any merger or business combination involving the Corporation as a result of which (a) the holders of all series of Common Stock of the Corporation shall no longer own, directly or indirectly, at least fifty percent (50%) of the voting power of the surviving corporation and (b) the holders of all series of Common Stock of the Corporation do not receive the same form of consideration, distributed among such holders in proportion to the Market Capitalization of each series of Common Stock as of the date of the first public announcement of such merger or business combination.

     6. EXCHANGE OF GMO STOCK. Shares of GMO Stock are subject to exchange upon the terms and conditions set forth below:


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          a.   OPTIONAL EXCHANGE OF GMO STOCK. The Board of Directors may at any
time declare that each of the outstanding shares of GMO Stock shall be exchanged, on an Exchange Date set forth in a notice to holders of GMO Stock pursuant to paragraph IV.E.1(1) of the Corporation's Articles of Organization, for (a) a number of fully paid and nonassessable shares of GGD Stock (calculated to the nearest five decimal places) equal to (1) 130% of the Fair Market Value of one share of the GMO Stock (the "Exchange Amount") as of the date of the first public announcement by the Corporation (the "Announcement Date") of such exchange divided by (2) the Fair Market Value of one share of GGD Stock as of such Announcement Date or (b) cash equal to the Exchange Amount, or (c) any combination of GGD Stock and cash equal to the Exchange Amount as determined by the Board of Directors.

          b. MANDATORY EXCHANGE OF GMO STOCK. In the event of the Disposition, in one transaction or a series of related transactions, by the Corporation of all or substantially all of the properties and assets allocated to the Molecular Oncology Division (other than in connection with the Disposition by the Corporation of all or substantially all of its properties and assets in one transaction or a series of related transactions) to any person, entity or group (other than (x) any entity in which the Corporation, directly or indirectly, owns all of the equity interest or (y) any entity formed at the direction of the Corporation in connection with obtaining financing for the programs or products of the Molecular Oncology Division under an arrangement which provides the Corporation with an option to reacquire such properties and assets or retain or obtain substantial manufacturing or marketing rights with respect to any products developed by such entity, in each case for the benefit of the Molecular Oncology Division), the Corporation shall, on or prior to the first Business Day after the 90th day following the consummation of such Disposition, exchange each outstanding share of GMO Stock for (a) a number of fully paid and nonassessable shares of GGD Stock (calculated to the nearest five decimal places) equal to (1) the Exchange Amount as of the Announcement Date of such Disposition divided by
(2) the Fair Market Value of one share of GGD Stock as of such Announcement Date or (b) cash equal to the Exchange Amount, or (c) any combination of GGD Stock and cash equal to the Exchange Amount as determined by the Board of Directors. For purposes of this paragraph:

               (1) "substantially all of the properties and assets allocated to the Molecular Oncology Division" shall mean a portion of the properties and assets allocated to the Molecular Oncology Division (A) that represents at least 80% of the then-current fair value (as determined by the Board of Directors) of, or (B) to which is attributable at least 80% of the aggregate revenues for the immediately preceding twelve fiscal quarterly periods of the Corporation derived from, the properties and assets allocated to the Molecular Oncology Division; and

               (2) in the case of a Disposition of properties and assets in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions.

     7. DEFINITIONS. As used in this Certificate of Vote of Directors Establishing a Series of a Class of Stock, the following terms shall have the following meanings (with terms defined in the singular having comparable meaning when used in the plural and vice versa), unless another definition is provided or the context otherwise requires. Capitalized terms used but not defined herein shall have the meanings given them in paragraph IV.E.7. of the Corporation's Articles of Organization.

          a. "Available GMO Dividend Amount," on any date, shall mean the greater of:

          (a) the excess of

               (i) the greater of (x) the fair value on such date of the net assets of the Molecular Oncology Division and (y) an amount equal to $20,500,000 (stockholders' equity allocated to the Molecular Oncology Division at September 30, 1996), such dollar amount to be increased or decreased, as appropriate, to reflect, after September 30, 1996, (A) the Earnings Attributable to the Molecular Oncology Division, (B) any dividends or other distributions (including by reclassification or exchange) declared or paid with respect to, or repurchases or issuances of, any shares of GMO Stock or any other class of capital stock attributed to the Molecular Oncology Division, but excluding dividends or other distributions paid in shares of GMO Stock to the holders thereof or in shares of any other class of capital stock attributed to the Molecular Oncology Division to


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the holders thereof, and (C) any other adjustments to the stockholders' equity of the Molecular Oncology Division made in accordance with generally accepted accounting principles, over

               (ii) the sum of (x) the aggregate par value of all outstanding shares of GMO Stock and any other class of capital stock attributed to the Molecular Oncology Division and (y) unless these Articles of Organization permit otherwise, the aggregate amount that would be needed to satisfy any preferential rights to which holders of all outstanding Preferred Stock attributed to the Molecular Oncology Division are entitled upon dissolution of the Corporation in excess of the aggregate par value of such Preferred Stock, provided that such excess shall be reduced by any amount necessary to enable the Molecular Oncology Division to pay its debts as they become due, and

          (b) the amount legally available for the payment of dividends determined in accordance with Massachusetts law applied as if the Molecular Oncology Division were a separate corporation.


          b. "Earnings Attributable" to the Molecular Oncology Division for any period, shall mean the net income or loss of the Molecular Oncology Division for such period (or for the fiscal periods of the Corporation commencing prior to the GMO Effective Date and after September 30, 1996, pro forma net income or loss of the Molecular Oncology Division as if the GMO Effective Date were September 30, 1996) determined in accordance with generally accepted accounting principles, with all income and expenses of the Corporation being allocated between Divisions in a reasonable and consistent manner in accordance with policies adopted by the Board of Directors; provided, however, that as of the end of any fiscal quarter of the Corporation, any projected annual tax benefit attributable to any Division that cannot be utilized by such Division to offset or reduce its allocated tax liability may be allocated to any other Division without any compensating payment or allocation.

          c. "Exchange Date" shall mean the date, if any, fixed for the exchange of shares of GMO Stock, as set forth in a notice to holders of GMO Stock pursuant to paragraph IV.E.1(1) of the Corporation's Articles of Organization.

          d. "GMO Designated Shares" as of any date shall mean a number of shares of GMO Stock that, as of the GMO Effective Date, shall be 6,000,000, which number shall be subject to adjustment as provided in the next sentence. The number of GMO Designated Shares shall from time to time be

               (i) adjusted as appropriate to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the GMO Stock and dividends or distributions of shares of GMO Stock to holders of GMO Stock and other reclassifications of GMO Stock,

               (ii) decreased by (A) the number of any shares of GMO Stock issued by the Corporation, the proceeds of which are allocated to the General Division, (B) the number of any shares of GMO Stock issued upon the exercise or conversion of Convertible Securities attributed to the General Division, and (C) the number of any shares of GMO Stock issued by the Corporation as a dividend or distribution or by reclassification, exchange or otherwise to holders of GGD Stock, and

               (iii) increased by (A) the number of any outstanding shares of GMO Stock repurchased by the Corporation, the consideration for which was allocated to the General Division, (B) the number equal to the fair value (as determined by the Board of Directors) of assets or properties allocated to the General Division that are reallocated to the Molecular Oncology Division (other than reallocations that represent sales at fair value between such Divisions) divided by the Fair Market Value of one share of GMO Stock as of the date of such reallocation, (C) the number equal to the number of shares into which the Board of Directors elects to convert the promissory note dated February 10, 1997 issued by PharmaGenics, Inc. to the Corporation pursuant to the terms of such promissory note and (D) with respect to the $25 million equity line from the General Division to the Molecular Oncology Division approved by the Corporation's Board of Directors on January 30, 1997 (the "Equity Line"), if


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          (a)  the closing of the first public offering by the Corporation of
GMO Stock has occurred prior to the third anniversary of the GMO Effective Date, then, upon such closing, a number equal to the aggregate of the quotients obtained by dividing (i) the amount of each advance made under the Equity Line by (ii) the dollar amount determined for each such advance by the following formula: 7.00 + [(IPOGMO - 7.00) x (ADATE/IPODATE)]; where IPOGMO = the offering price of the GMO Stock in the first such public offering, ADATE = the number of days from the GMO Effective Date to the time of such advance, and IPODATE = the number of days from the GMO Effective Date to the time of the first such public offering; and, thereafter, upon each advance made under the Equity Line, a number equal to the quotient obtained by dividing (i) the amount of each such advance by (ii) the Fair Market Value of the GMO Stock on the date of such advance; or

          (b) the closing of the first public offering by the Corporation of GMO Stock has not occurred prior to the third anniversary of the GMO Effective Date, then, upon the election of the Corporation's Board of Directors, a number equal to the quotient obtained by dividing (i) the aggregate amount of all advances made under the Equity Line by (ii) the Fair Market Value of the GMO Stock on the date of such third anniversary;

provided, that the Corporation shall take no action which would have the effect of reducing the GMO Designated Shares to a number which is less than zero. Within 45 days after the end of each fiscal quarter of the Corporation, the Corporation shall prepare and file a statement of such change with the transfer agent for the GMO Stock and with the Clerk of the Corporation.

          e. "GMO Effective Date" shall mean the effective date of the Certificate of Vote of Directors Establishing a Series of a Class of Stock authorizing the GMO Stock.

          f. "Molecular Oncology Division" shall mean, at any time, the Corporation's interest in (i) the following businesses, products, or development or research programs: (A) the use of the Serial Analysis of Gene Expression ("SAGE") technology licensed from Johns Hopkins University School of Medicine for third parties; (B) the clinical program developing adenovirus vectors containing the tumor antigens MART 1 or gp100 for treatment of melanoma: (C) the "suicide" gene therapy research program developing adenovirus and lipid vectors containing genes to enhance chemotherapy for oncology indications; (D) the research program developing adenovirus and lipid vectors containing tumor suppressor genes for oncology indications; (E) the research program developing adenovirus and lipid containing genes to regulate the immune system for oncology indications, including heat shock proteins; (F) the research program developing antibody-targeted gene therapy for treatment of tumors; (G) the research program developing small molecule compounds to inhibit angiogenesis and stimulate apoptosis; (H) the research program developing small molecule compounds to regulate tumor suppressor gene function; and (I) the research program developing diagnostic applications for tumor suppressor genes and other cancer-related genes licensed from Hoffmann-La Roche Inc. or identified by Johns Hopkins University using SAGE technology or other genomic technology; (ii) all assets and liabilities of the Corporation to the extent allocated to any such businesses, products, or development or research programs in accordance with generally accepted accounting principles consistently applied for all of the Corporation's business units; (iii) to the extent not described above, all assets and liabilities of PharmaGenics, Inc. as of the GMO Effective Date; and
(iv) such businesses, products, or development or research programs developed in, or acquired by the Corporation for, the Molecular Oncology Division after the GMO Effective Date, in each case as determined by the Board of Directors; provided, however, that, from and after any Disposition or transfer to the General Division of any business, product, development program, research project, assets or properties, the Molecular Oncology Division shall no longer include the business, product, development program, research project, assets or properties so disposed of or transferred. The Molecular Oncology Division shall be represented by the GMO Stock.

     IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, we have hereto signed our names this 12th day of June in the year 1997.

/s/ David J. McLachlan                                         , Vice President
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/s/ Peter Wirth                                                , Clerk
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                        THE COMMONWEALTH OF MASSACHUSETTS

                  CERTIFICATE OF VOTE OF DIRECTORS ESTABLISHING
                          A SERIES OF A CLASS OF STOCK
                    (General Laws, Chapter 156B, Section 26)

                I hereby approve the within certificate and, the
                   filing fee in the amount of $______________
                  having been paid, said certificate is hereby
                filed this ____________ day of _________________,
                                     19____.








                             MICHAEL JOSEPH CONNOLLY
                               Secretary of State














                         TO BE FILLED IN BY CORPORATION

                      PHOTO COPY OF CERTIFICATE TO BE SENT

                  TO:
                           Elizabeth A. Claffey, Esq.
                  --------------------------------------------
                           Palmer & Dodge, LLP
                  --------------------------------------------
                           One Beacon St., Boston, MA 02108
                  --------------------------------------------
                  Telephone:  (617) 573-0517
                            ----------------------------------